Exhibit (n)(3)
Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form N-2 of Prospect Capital Corporation of our report dated July 15, 2025, relating to the consolidated financial statements of National Property REIT Corp. as of December 31, 2024 and 2023 and for the years then ended, appearing in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2025.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
February 10, 2026